UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2006

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

20245 SW 95th Avenue
Tualatin, Oregon	97062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BIOJECT MEDICAL TECHNOLOGIES INC.

FORM 8-K

INDEX

Item	Description

Item 8.01	Other Events

Signatures

Item 8.01  Other Events

On June 20, 2006, Bioject Medical Technologies Inc. (“Bioject”) terminated its agreement for future services with the contract filler of its Iject® prefilled device. The original agreement, entered into on September 30, 2003, was for the design of a sterile fill suite to house Bioject filling equipment and contract filling services through 2009. This termination, which is effective September 30, 2006, was due to Bioject’s decision to switch to a more cost effective commercial filling method and potential customers interest in doing their own filling. This contract, if not terminated, would have required Bioject to pay approximately $2.1 million for services over the next three years. As a result of this termination, Bioject is currently evaluating its assets located at the contract filler’s facility for impairment. Bioject anticipates that a portion of the filling equipment will be moved to its ISO 8 clean room located in Tualatin, Oregon and will be utilized for small batch and clinical fills. The book value of these assets was approximately $1.3 million as of June 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 28, 2006	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)